UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 18, 2014

(Date of earliest event reported)

MIDWAY GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada (State or Other Jurisdiction of Incorporation)	001-33894 (Commission File Number)	98-0459178 (IRS Employer Identification No.)

Point at Inverness, Suite 280 8310 South Valley Highway Englewood, Colorado (Address of principal executive offices)	80112 (Zip Code)

Registrant’s telephone number, including area code:   (720) 979-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

As further disclosed in Item 5.02 of this Current Report on Form 8-K, on August 18, 2014, Dr. Roger Newell retired from Midway Gold Corp.’s (the “Registrant”) board of directors (the “Board”). In connection with Dr. Newell’s retirement, the Registrant and Dr. Newell entered into an advisory agreement (the “Advisory Agreement”) dated August 18, 2014.

Pursuant to the Advisory Agreement, for a period of one year from the effective date of the Advisory Agreement, Dr. Newell agreed to provide the Registrant with advisory services including, but not limited to, technical or commercial advice regarding mining properties and assistance at the request and direction of the Registrant’s management, provide general advice regarding prevailing commercial practices and industry trends and assist in special projects as may be reasonably assigned by the Registrant’s management. The Registrant shall compensate Dr. Newell $4,166.67 per month and shall reimburse Dr. Newell for reasonable and necessary registration fees, membership fees, travel, transportation and lodging expenses and other expense up to a maximum amount of $20,000.00 per year. The Advisory Agreement contains customary representations and warranties.

The foregoing description of the Advisory Agreement is a summary of the material terms thereof and is qualified in its entirety by the complete text of the Advisory Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Haddon Appointment

On August 18, 2014, Timothy J. Haddon was appointed to the Board to serve as Chairman of the Board and to serve on the Registrant’s Environment, Health and Safety Committee and the Executive Search Committee. The Board has determined that Mr. Haddon is independent (as determined in accordance with Rule 10A-3 of the United States Securities Act of 1934, as amended, and the NYSE MKT Company Guide) and financially literate.

Mr. Haddon currently serves as chairman of the board of Thomson Creek Metals Co Inc. Mr. Haddon is currently the President, Chief Executive Officer, a director and 50% owner of International Natural Resource Management Co., a private company which invests in and provides consulting services to the mining industry. Mr. Haddon has held those positions since 2002. Mr. Haddon served as a director of Alacer Gold Corp. (previously named Anatolia Minerals Development Limited), a gold mining company listed on the Toronto and Australian Stock Exchanges, from September 1998 to September 2013 and served as Chairman from May 2003 to February 2011 and again from August 2011 to September 2013. From April 2010 to December 2013, Mr. Haddon served as a director of International Tower Hill Mines Ltd., a mining company listed on the Toronto Stock Exchange (the "TSX"), and from May 2009 to December 2013, Mr. Haddon served on the advisory board of Pala Investments AG, a fund focused on investments associated with the mining industry. From August 2006 until September 2007, Mr. Haddon served as a director of NewWest Gold Corporation, and, from October 2005 until May 2007, Mr. Haddon served as director of Ascendant Copper Corporation. Mr. Haddon has served as a director of publicly traded companies since 1989, and has held the position of CEO at multiple mining companies including Amax Gold Inc., where Mr. Haddon served as the President and Chief Executive Officer from 1989 to 1993. Mr. Haddon serves on the Board of Trustees of the Colorado School of Mines, where Mr. Haddon obtained a Bachelor of Science in Mining Engineering.

In connection with his appointment to the Board, the Board granted Mr. Haddon stock options exercisable to acquire 350,000 common shares at an exercise price of US$.99 per common share, being the closing price of the Registrant’s common shares on the NYSE MKT on August 18, 2014. The stock options are exercisable for a period of up to five (5) years from the grant date (the “Grant Date”) and shall vest 1/3 vest one year from the Grant Date. After one year 1/12 vest every three (3) months, such that options are fully vested in 3 years.

Mr. Haddon is not related by blood or marriage to any of the Registrant’s directors or executive officers or any persons nominated by the Registrant to become directors or executive officers. The Registrant has not engaged in any transaction with Mr. Haddon or a person related to Mr. Haddon had a direct or indirect material interest. To the Registrant’s knowledge, there is no arrangement or understanding between any of officers or directors and Mr. Haddon pursuant to which Mr. Haddon was selected to serve as a director.

Newell Retirement

On August 18, 2014, Roger Newell retired from the Board. Dr. Newell’s retirement was not the result of any disagreement with the Registrant. Dr. Newell has been a member of the Board since December 2009. The Registrant would like to than Dr. Newell for his service.

The information set forth under Item 1.01 of this Current Report on Form 8-K relating to the Advisory Agreement is hereby incorporated into this Item 5.02 by reference.

Item 7.01. Regulation FD Disclosure.

On August 19, 2014, the Registrant issued the press release attached to this Current Report on Form 8-K as Exhibit 99.1 announcing the appointment of Mr. Haddon as Chairman of the Board of the Registrant and the retirement of Dr. Newell from the Board. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press releases attached hereto is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.  The information set forth in Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01. Exhibits.

Exhibit	Description
10.1	Advisory Agreement, dated August 18, 2014
*99.1	Press Release, dated August 19, 2014

*The exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWAY GOLD CORP.

DATE: August 19, 2014	By:	/s/ Bradley J. Blacketor
Bradley J. Blacketor Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Advisory Agreement, dated August 18, 2014
*99.1	Press Release, dated August 19, 2014

*The exhibit relating to Item 7.01 is intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.